Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Robert A. Milligan	Kristen Armstrong
Chief Financial Officer	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com

Healthcare Trust of America, Inc. Revises Record and Pay Dates for First Quarter Dividend
SCOTTSDALE, ARIZONA, March 30, 2017 - Healthcare Trust of America, Inc. (NYSE:HTA), the largest dedicated owner and operator of medical office buildings in the United States, announced today that it has revised the record and pay dates for the previously declared cash dividend that was approved by the Board of Directors for the first quarter ending March 31, 2017. The dividend will now be paid on April 13, 2017, (previously April 11, 2017) to stockholders of record on April 10, 2017 (previously April 3, 2017). This represents an annualized rate of $1.20 per common share and an annualized yield of 3.8% based on HTA’s closing share price as of March 28, 2017.
Additionally, the eligible holders of HTA’s operating partnership units (“OP Units”) will receive a quarterly distribution of $0.30 per OP Unit, which is on par with HTA’s common stock dividend described above.
The amount of common stock dividends HTA pays to its stockholders is determined by HTA’s board of directors, at its discretion, and is dependent on a number of factors, including funds available for the payment of distributions, HTA’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain HTA’s status as a real estate investment trust under the Internal Revenue Code. HTA’s board of directors may reduce its dividend rate and HTA cannot guarantee the amount of dividends paid in the future, if any.
About HTA
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States, based on gross leasable area (“GLA”). We provide the real estate infrastructure for the integrated delivery of healthcare services in highly desirable locations. Over the last decade, we have invested over $4 billion primarily in MOBs and other healthcare assets comprising almost 18 million square feet of GLA. Our investments are targeted in 20 to 25 key markets that we believe have superior healthcare demographics that support strong, long-term demand for medical office space. We have achieved, and continue to achieve, critical mass within these key markets by expanding our presence through accretive acquisitions, and utilizing our in-house operating expertise through our regionally located property management and leasing platform.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that we believe have significantly outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s website at www.htareit.com.

Forward-Looking Language
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;

•	delays in liquidating defaulted mortgage loan investments; and

•	the risk factors set forth in HTA’s 2016 Annual Report on Form 10-K for the year ended December 31, 2016 and in HTA’s Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.